Exhibit 99.1

Investor Relations:

Crescendo Communications, LLC

Tel: (212) 671-1020 x 310

Email: hptg@crescendo-ir.com

HydroPhi Announces Broad Transit Bus Refurbishing Program

with Rutas Unidas and Mexico City

Atlanta, GA – January 20, 2015 – HydroPhi Technologies Group, Inc. (OTCQB: HPTG) (“HydroPhi”), developer of the Hydrogen Hybrid™ approach to fuel efficiency and emissions reductions, today announced that it was notified by Rutas Unidas Federación de Transportistas Independientes de México (“Rutas”), a large transit bus operator based in Mexico City, Mexico, that Rutas has finalized an agreement with the Mexico City government on a broad transit bus refurbishing program utilizing HydroPhi’s HydroPlant® to extend the life of buses in public service for up to 8 years.  Under the program, Rutas will receive a $4,500 USD eco subsidy per unit towards the purchase of HydroPlant units.

This latest announcement by Rutas follows extensive testing and pilot programs of the Hydroplant™ units.  Over time, Rutas could install the technology on approximately 2,750 of their affiliated vehicles. The HydroPlant technology (HydroPlant™) is designed to reduce vehicle operating costs and improve greenhouse gas emissions by improving fuel efficiency up to 20% while lowering greenhouse emissions up to 70%.

Roger M. Slotkin, CEO of HydroPhi, stated, “This program approval and subsidy by the Mexico City government is an enormous validation of our technology and transformational event for the company.  We look forward to now installing our HydroPlant™ units on nearly all the Rutas Unidas vehicles in the upcoming months and years. Moving ahead, we will work closely with both Rutas and our distribution partner Energia Vehicular Limpia to secure purchase orders and begin broad commercial deployment.  Customer response has been extremely positive, and with this further validation and subsidy now in place, we look forward to announcing commercial orders commencing in the very near future.”

About Rutas Unidas

RUTAS UNIDAS, established in 1957, is the largest association of public transportation bus owners in Mexico, with more than 8,500 vehicles affiliated. It centers its operations in Mexico City where it handles almost 25 percent of government authorized routes, with a mix of vans, micro and regular full size buses. Since 2007 it has been pursuing 'clean' solutions for its different types of fleets that meet both profitability and environmental targets in the immediate future.

About Energia Vehicular Limpia S.A. de C.V.

Founded in 2007 and based in Mexico City, EVL’s work focuses on finding green solutions for public transportation in Mexico and Latin America’s urban markets. Supported by strong development agreements with leading institutions like Mexico’s National University (UNAM) and National Polytechnic institute (IPN), EVL has an extensive track record of collaborative work with the largest public transportation owners associations in both Mexico City and Guadalajara. These collaborations are key towards making the cities’ fleets more ecological, ranging from zero emission buses to high-impact fuel and emission reduction devices.

About HydroPhi

HydroPhi Technologies Group, Inc. (HPTG) is a developer of water-based hydrogen fuel production systems. The Company’s technology isn’t a fuel cell, nor is it a hydrogen alternative to traditional hydrocarbon fuels. The system utilizes distilled water for the production of hydrogen and oxygen, which is then injected into the air intake of an engine utilizing carbon-based fuels such as diesel, unleaded gasoline and natural gas. HPTG’s technology, (HydroPlant™) has been company tested with resulting reduced vehicle operating costs by improved fuel efficiency up to 20%, while lowering greenhouse gas emissions up to 70%. By using an on-board, on-demand electrolysis system to separate hydrogen and oxygen from water, the technology eliminates the need for high-pressure hydrogen storage or hazardous chemicals while producing a stable, inexpensive alternative fuel source. By offering a real-time monitoring system as part of a hydrogen fuel solution with retrofit capability into standard vehicle engines, HPTG provides fuel efficiency to a potentially broad spectrum of users, including logistics, trucking, heavy equipment, marine and agriculture. Additional information about the Company and the technology is available at: www.hydrophi.com.

Notice Regarding Forward-Looking Statements

This news release contains forward-looking statements, which reflect our views with respect to future events and financial performance. These forward-looking statements are subject to certain uncertainties and other factors that could cause actual results to differ materially from such statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in the reports and other documents we file with the SEC, available at www.sec.gov.

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